Exhibit 3.168
STATE OF INDIANA
OFFICE OF THE SECRETARY OF STATE
ARTICLES OF AMENDMENT
     To Whom These Presents Come, Greeting:
     WHEREAS, there has been presented to me at this office, Articles of Amendment for:
RMS OF INDIANA, INC.
     and said Articles of Amendment have been prepared and signed in accordance with the provisions of the Indiana Business Corporation Law, as amended.
      The name of the corporation is amended as follows:
VOCA CORPORATION OF INDIANA
     NOW, THEREFORE, I, SUE ANNE GILROY, Secretary of State of Indiana, hereby certify that I have this day filed said articles in this office.
     The effective date of these Articles of Amendment is December 29, 1997.

In Witness Whereof, I have hereunto set my hand and affixed the seal of the State of Indiana, at the City of Indianapolis, this Twenty-ninth day of December , 1997.
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Deputy